Exhibit 99.1

Bristol Myers Squibb Reports Strong First Quarter 2020 Financial Results

•	Reports First Quarter Revenues of $10.8 Billion, an Increase of 82%; On a Pro Forma Basis, Revenue Increase of 13% or 8% Excluding Impact of COVID-19

•	Posts GAAP Loss Per Share of $0.34 and Non-GAAP EPS of $1.72

•	Achieves Multiple Significant Clinical and Regulatory Milestones Across Portfolio

•	Adjusts 2020 GAAP EPS Guidance Range to $0.37-$0.57 and Affirms 2020 and 2021 Non-GAAP EPS Guidance

•	Continues Progress on Integration Initiatives; $2.5B Synergy Target Remains on Track

•	Contributes to Global COVID-19 Pandemic Response Through Research, Expansion of U.S. Patient Support Program and Support to Impacted Communities

(NEW YORK, May 7, 2020) - Bristol Myers Squibb (NYSE:BMY) today reports results for the first quarter of 2020, which highlight strong sales, robust operating performance and significant advancement of the company’s pipeline.
During this unprecedented period, Bristol Myers Squibb recognizes the critical role the company and its peers play in minimizing the impact of COVID-19 on citizens globally. The company is carrying out its mission of providing life-saving medicines to its patients while actively contributing to the fight against the COVID-19 pandemic, including supporting communities, promoting public health and contributing to collaborative COVID-19 research efforts.
“I am proud of the dedication and resiliency of our workforce who continue to deliver on our mission to help patients with serious disease as we all navigate the challenges of the COVID-19 pandemic,” said Giovanni Caforio, M.D., chairman and chief executive officer, Bristol Myers Squibb. “Our teams have maintained a reliable supply of medicine globally, implemented innovative programs to ensure patients continue to have access to needed medicines and supported relief efforts around the world. This experience has brought our new company together in a way that reinforces our values and what we can do for patients.”
Caforio continued, “The strength of our financial results and pipeline progress in the first quarter reflect continued successful execution across the company. We are well positioned to continue to successfully drive commercial execution of our inline business, launch new brands, progress our integration efforts and deliver our synergy targets while advancing our pipeline. Our financial strength enables us to maintain a capital allocation plan focused on commitment to our dividend, and prioritize debt-reduction and business development. The strength of our diversified portfolio and differentiated pipeline validate our strategy, and provide us with significant opportunities now and in the future.”

	First Quarter
$ amounts in millions, except per share amounts
	2020	2019	Change
Total Revenues	$10,781	$5,920	82%
GAAP Diluted (Loss)/EPS	(0.34)	1.04	N/A
Non-GAAP Diluted EPS	1.72	1.10	56%
Total Pro Forma Revenues*	10,781	9,534	13%

*
The pro forma revenues assume the company's acquisition of Celgene (Celgene Acquisition) and Otezla® divestiture occurred on January 1, 2019. See “Worldwide Product Revenue,” which is available on bms.com/investors, for information on the revenue of the company and Celgene on a stand-alone basis for the prior-year period.

Otezla® is a trademark of Amgen Inc.

FIRST QUARTER FINANCIAL RESULTS
All comparisons are made versus the same period in 2019 unless otherwise stated.

•
Bristol Myers Squibb posted first quarter revenues of $10.8 billion, an increase of 82% on a reported basis and 13% on a pro forma basis (as described above), or 8% excluding the impact of the COVID-19 pandemic. The increase was driven primarily by the impact of the Celgene Acquisition, which was completed on November 20, 2019, representing 71% of the growth. The quarter benefitted by approximately $500 million due to COVID-19 related buying patterns. Revenues increased 83% when adjusted for foreign exchange.

•
U.S. revenues increased 96% to $6.8 billion in the quarter. International revenues increased 62% to $4.0 billion in the quarter. When adjusted for foreign exchange impact, international revenues increased 65%.

•	Gross margin as a percentage of revenue decreased from 69.2% to 66.0% in the quarter primarily due to the unwinding of inventory purchase price accounting adjustments, partially offset by product mix.

•
Marketing, selling and administrative expenses increased 60% to $1.6 billion in the quarter primarily due to $600 million of costs associated with the broader portfolio resulting from the Celgene Acquisition.

•	Research and development expenses increased 76% to $2.4 billion in the quarter primarily due to $1.0 billion of costs associated with the broader portfolio resulting from the Celgene Acquisition.

•	Amortization of acquired intangible assets was $2.3 billion in the quarter primarily due to the Celgene Acquisition.

•
Income taxes were $462 million despite a pre-tax loss of $304 million in the quarter primarily due to certain non-deductible expenses and purchase price adjustments. The effective tax rate was 13.3% in the same period a year ago.

•
The company reported net loss attributable to Bristol Myers Squibb of $775 million, or $0.34 per share, in the first quarter, compared to net earnings of $1.7 billion, or $1.04 per share, for the same period a year ago. The results in the current quarter include costs and expenses resulting from purchase price accounting, contingent value rights fair value adjustments, and other acquisition and integration expenses.

•
The company reported non-GAAP net earnings attributable to Bristol Myers Squibb of $4.0 billion, or $1.72 per share, in the first quarter, compared to net earnings of $1.8 billion, or $1.10 per share, for the same period a year ago. A discussion of the non-GAAP financial measures is included under the “Use of Non-GAAP Financial Information” section.

•	Cash, cash equivalents and marketable debt securities were $19.0 billion and debt was $46.7 billion, as of March 31, 2020.

FIRST QUARTER PRODUCT AND PIPELINE UPDATE
Product Revenue Highlights
Global product revenue increases in the first quarter of 2020, as compared to the first quarter of 2019, drove revenue increases.

Product	Quarter Ended March 31, 2020	% Change from Quarter Ended March 31, 2019
Revlimid*	$2,915	N/A
Eliquis	$2,641	37%
Opdivo	$1,766	(2)%
Orencia	$714	12%
Pomalyst/Imnovid*	$713	N/A
Sprycel	$521	14%
Yervoy	$396	3%
Abraxane*	$300	N/A
Empliciti	$97	17%
Reblozyl*	$8	N/A
Inrebic*	$12	N/A

*
Represents products acquired in connection with the Celgene Acquisition. See “Worldwide Product Revenue,” which is available on bms.com/investors, for information on the revenue for these products and other products of the company and Celgene for the prior-year period.

Oncology
Opdivo
Regulatory

•
In April, the company announced that the U.S. Food and Drug Administration (U.S. FDA) accepted its supplemental Biologics License Application (sBLA) for Opdivo (nivolumab) plus Yervoy (ipilimumab), administered concomitantly with a limited course of chemotherapy, for the first-line treatment of patients with metastatic or recurrent non-small cell lung cancer (NSCLC) with no EGFR or ALK genomic tumor aberrations (CheckMate -9LA). The U.S. FDA granted this application Priority Review with a target action date of August 6, 2020, in addition to granting Fast Track designation. Additionally, the European Medicines Agency (EMA) validated a type II variation application for Opdivo plus Yervoy, combined with limited chemotherapy, for the same indication. Validation of the application confirms the submission is complete and begins the EMA’s centralized review process. (link)

•	In March, the company announced the U.S. FDA approved Opdivo plus Yervoy to treat hepatocellular carcinoma (HCC) in patients who have been previously treated with sorafenib. (link)

•
In February, the company announced that Japan’s Ministry of Health, Labor and Welfare (MHLW) approved Opdivo for the treatment of patients with unresectable advanced or recurrent esophageal cancer that has progressed following chemotherapy. (link)

Clinical

•
In April, the company and Exelixis, Inc., announced positive topline results for the Phase 3 trial CheckMate -9ER, which evaluated Opdivo plus Cabometyx® versus sunitinib in previously untreated advanced or metastatic renal cell carcinoma (RCC). The study met its primary and secondary endpoints. (link)

•
In April, the company announced positive topline results for the Phase 3 trial CheckMate –743 based on an interim analysis, which evaluated Opdivo plus Yervoy in previously untreated malignant pleural mesothelioma. The study met its primary endpoint. (link)

•	In February, at the 2020 American Society of Clinical Oncology Genitourinary Cancers Symposium in San Francisco, the company announced important new data for Opdivo and Opdivo plus Yervoy:

◦	Five-year follow-up results from the Phase 3 CheckMate -025 study, which evaluated Opdivo versus everolimus in patients with previously treated advanced or metastatic RCC. (link)

◦	Updated results from the Phase 3 CheckMate -214 study evaluating Opdivo plus Yervoy versus sunitinib in patients with previously untreated advanced or metastatic RCC. (link)

Cabometyx® is a registered trademark of Exelixis, Inc.

Hematology
liso-cel
Regulatory

•
In May, the company announced that the U.S. FDA extended the action date by three months for the BLA for lisocabtagene maraleucel (liso-cel), a CD19-directed chimeric antigen receptor (CAR) T cell therapy for the treatment of adults with relapsed or refractory large B-cell lymphoma after at least two prior therapies. The new U.S. FDA action date is November 16, 2020. (link)

CC-486
Regulatory

•
In May, the company announced that the U.S. FDA accepted for Priority Review its New Drug Application (NDA) for CC-486 for maintenance treatment of adult patients in remission with acute myeloid leukemia (AML) with an FDA action date of September 3, 2020. (link)

Reblozyl
Regulatory

•
In April, the company and Acceleron Pharma, Inc. announced that the Committee for Medicinal Products for Human Use (CHMP) of the EMA issued a positive opinion, recommending the approval of Reblozyl (luspatercept) for the treatment of adult patients with transfusion-dependent anemia due to very low-, low- and intermediate-risk myelodysplastic syndromes (MDS) with ring sideroblasts, who had an unsatisfactory response to or are ineligible for erythropoietin-based therapy and adult patients with transfusion-dependent anemia associated with beta thalassemia. (link)

•
In April, the company and Acceleron Pharma, Inc. announced the U.S. FDA approved Reblozyl for the treatment of anemia failing an erythropoiesis stimulating agent and requiring two or more red blood cell (RBC) units over 8 weeks in adults with very low- to intermediate-risk MDS-RS or with myelodysplastic/myeloproliferative neoplasm with ring sideroblasts and thrombocytosis. (link)

•
In March, the company and Acceleron Pharma, Inc. announced that the New England Journal of Medicine published results from BELIEVE, the pivotal Phase 3 study evaluating the safety and efficacy of Reblozyl for the treatment of anemia in adults with beta thalassemia who require regular RBC transfusions. (link)

ide-cel
Regulatory

•
In March, the company and bluebird bio, Inc. announced the submission of their Biologics License Application (BLA) to the U.S. FDA for idecabtagene vicleucel (ide-cel; bb2121), the companies’ lead investigational B-cell maturation antigen (BCMA)-directed chimeric antigen receptor (CAR) T-cell immunotherapy, for the treatment of adult patients with multiple myeloma who have received at least three prior therapies. (link)

Empliciti
Clinical

•
In March, the company announced topline results from ELOQUENT-1, a Phase 3, randomized, open-label trial evaluating the combination of Empliciti (elotuzumab) plus Revlimid (lenalidomide) and dexamethasone (ERd), versus Revlimid and dexamethasone alone (Rd), in patients with newly diagnosed, previously untreated multiple myeloma who are transplant ineligible. At final analysis, the addition of Empliciti did not show a statistically significant improvement in progression-free survival (PFS), the study’s primary endpoint. (link)

Immunology
Zeposia
Regulatory

•
In March, the company announced that the U.S. FDA approved Zeposia (ozanimod) for the treatment of adults with relapsing forms of multiple sclerosis (RMS), including clinically isolated syndrome, relapsing-remitting disease, and active secondary progressive disease. (link)

•
In March, the company announced that the CHMP of the EMA adopted a positive opinion for Zeposia for the treatment of adult patients with relapsing remitting multiple sclerosis (RRMS) with active disease as defined by clinical or imaging features. The CHMP recommendation will be reviewed by the European Commission, which has the authority to approve medicines for the European Union. (link)

Business Development Updates

•	In March, the company and Voluntis announced a collaboration agreement to create and investigate digital therapeutic solutions that will support cancer patients. (link)

COVID-19 Pandemic Response
During the current world health crisis, the company will continue to take all necessary actions to promote public health by carrying out its mission of providing life-saving medicines to the patients who depend on the company. (link)

Some specific actions:

•
Working with researchers, the biotech community and the broader life sciences industry on ways we together can accelerate therapies for COVID-19. This includes evaluating medicines in our portfolio that may have an impact on the inflammatory immune response associated with COVID-19.

•
Expanding the existing Bristol Myers Squibb patient support programs to help eligible unemployed patients in the U.S. who have lost their health insurance due to the COVID-19 pandemic. The expanded program offers access to branded Bristol Myers Squibb medicine for free, including some of its most widely prescribed products, as well as those prescribed via telehealth services. (link)

•
Contributing to COVID-19 relief efforts across the globe, including donating protective personal equipment and other equipment in the United States, as well as donating funds, equipment and expertise in individual international markets. Additionally, the Bristol Myers Squibb Foundation, 501(c)(3) organization, has provided more than $6 million in financial support to COVID-19 related relief efforts, including $2.5 million to human service organizations and patient support groups providing food services, critical education and aid to vulnerable populations.

•
Supporting our employees who are qualified to provide medical services and wish to aid communities affected by the pandemic as well as supporting our colleagues across the world who are virtually volunteering their skills and time.

Financial Guidance
Bristol Myers Squibb is updating its 2020 GAAP EPS guidance range from $0.75 - $0.95 to $0.37 to $0.57. In addition, the company is affirming its 2020 non-GAAP EPS guidance range of $6.00 to $6.20 and 2021 non-GAAP EPS guidance range of $7.15 to $7.45. Adjusted 2020 GAAP and non-GAAP line items are:

	GAAP	non-GAAP
Revenue	$40.0B - $42.0B	$40.0B - $42.0B
Gross margin as a percentage of revenue	Approximately 74%	Approximately 80%
Marketing, selling, and administrative expense	$6.5B - $6.7B	$6.5B - $6.7B
Research and development expense	$9.5B - $9.7B	$9.2B - $9.4B
Other expense/(income), net	$1.7B - $1.9B	$0.1B - ($0.1B)
Effective tax rate	Approximately 61%	Approximately 17%
Weighted average diluted shares	Approximately 2.3 Billion	Approximately 2.3 Billion
EPS guidance	$0.37 - $0.57	$6.00 - $6.20

The 2020 and 2021 guidance assumes the peak impact of the current COVID-19 crisis on our business occurs in the second quarter of 2020, with a return to a more stable business environment in the third quarter and minimal impact from the fourth quarter of 2020 onwards. Additional key factors assumed in guidance include:

•	Mid-April foreign exchange and interest rates apply

•	A reduction in new-to-brand prescriptions, and on physician administered product demand during the second quarter sees recovery during the third quarter and fully recovered in the fourth quarter

•
Products that saw significant advanced buying at the end of the first quarter will see that inventory work-down during the rest of the year, mostly in the second quarter and to a lesser degree in third and fourth quarters

•	All clinical trial activities are planned to resume by the end of the year where local country restrictions have been lifted

The financial guidance excludes the impact of any potential future strategic acquisitions and divestitures and any specified items that have not yet been identified and quantified. The guidance also excludes macro economic effects due to the COVID-19 pandemic that are not yet quantifiable. The 2020 and 2021 non-GAAP EPS guidance further excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” A reconciliation of non-GAAP financial measures to the most comparable GAAP measure and the reasons why management believes the use of these measures is important are provided in supplemental materials available on the company’s website. For 2021 non-GAAP EPS guidance, there is no reliable or reasonably estimable comparable GAAP measure as discussed below. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Company and Conference Call Information

Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol-Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

There will be a conference call on May 7 at 8:30 a.m. ET during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at bms.com/investors, by dialing in the U.S. toll free 888-256-1007 or international 1-786-789-4797, confirmation code: 3261903, or use this link which becomes active 15 minutes prior to the scheduled start time and enter your information to be connected.

Materials related to the call will be available at the same website prior to the conference call. A replay of the call will be available beginning at 12 p.m. ET on May 7 through 12 p.m. ET on May 21, 2020. The replay will also be available through bms.com/investors or by dialing in the U.S. toll free 888-203-1112 or international 1-719-457-0820, confirmation code: 3261903.

For more information, contact:
Media: 609-252-3345, media@bms.com
Investor Relations: Tim Power, 609-252-7509, timothy.power@bms.com; Nina Goworek, 908-673-9711, ngoworek@celgene.com.

Use of Non-GAAP Financial Information
This earnings release contains non-GAAP financial measures, including non-GAAP earnings and related EPS information that are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis. Reconciliations of these non-GAAP financial measures to the most comparable GAAP measures are available on the company’s website at www.bms.com.

These non-GAAP items are adjusted after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of future operating results. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods, including amortization of acquired intangible assets beginning in the fourth quarter of 2019, including product rights that generate a significant portion of our ongoing revenue, unwind of inventory fair value adjustments, acquisition and integration expenses, restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, R&D charges or other income resulting from upfront or contingent milestone payments in connection with the acquisition or licensing of third-party intellectual property rights, costs of acquiring a priority review voucher, divestiture gains or losses, stock compensation resulting from accelerated vesting of Celgene awards, certain retention-related compensation charges related to the Celgene Acquisition, pension, legal and other contractual settlement charges, interest expense on the notes issued in May 2019 prior to the Celgene Acquisition and interest income earned on the net proceeds of those notes, equity investment and contingent value rights fair value adjustments and amortization of fair value adjustments of debt acquired from Celgene in our 2019 exchange offer, among other items. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates. Certain other significant tax items are also excluded such as the impact of the U.S. tax reform. This earnings release also provides international revenues excluding the impact of foreign exchange.

Non-GAAP information is intended to portray the results of the company’s baseline performance, supplement or enhance management, analysts and investors overall understanding of the company’s underlying financial performance and facilitate comparisons among current, past and future periods. For example, non-GAAP earnings and EPS information are indications of the company’s baseline performance before items that are considered by us to not be reflective of the company’s ongoing results. In addition, this information is among the primary indicators that we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets and planning and forecasting for future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted EPS prepared in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Amortization of acquired intangible assets were previously included in non-GAAP earnings and EPS information. These amounts have become significant to the financial results subsequent to the Celgene Acquisition and as a result, have been excluded in the non-GAAP results to better reflect our core operating performance. Comparable prior period non-GAAP results have not been revised to include this adjustment as the related amounts were insignificant ($24 million for the three months ended March 31, 2019).

In connection with presenting our outlook, we are also providing non-GAAP EPS guidance for 2021. There is no reliable or reasonably estimable comparable GAAP measure for this because we are not able to reliably predict the impact of specified items beyond the next twelve months. As a result, the reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is not available without unreasonable effort. In addition, the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. The variability of the specified items may have a significant and unpredictable impact on our future GAAP results.

Website Information
We routinely post important information for investors on our website, BMS.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. We may also use social media channels to communicate with our investors and the public about our company, our products and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements
This earnings release and the related attachments (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements are likely to relate to, among other things, the company’s ability to execute successfully its strategic plans, including its business development strategy generally and in relation to its ability to realize the projected benefits of the Celgene Acquisition, the full extent of the impact of the COVID-19 pandemic on the company’s operations and the development and commercialization of its products, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products and the impact, and the result of governmental investigations. No forward-looking statement can be guaranteed, including that the company’s future clinical studies will support the data described in this release, product candidates will receive necessary clinical and manufacturing regulatory approvals, pipeline products will prove to be commercially successful, clinical and manufacturing regulatory approvals will be sought or obtained within currently expected timeframes or contractual milestones will be achieved.

Such forward-looking statements are based on historical performance and current expectations and projections about the company’s future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond the company’s control and could cause the company’s future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. Such risks, uncertainties and other matters include, but are not limited to, risks relating to integrating the company’s and Celgene’s business and operations, including with respect to human capital management, portfolio rationalization, finance and accounting systems, sales operations and product distribution, pricing systems and methodologies, data security systems, compliance programs and internal controls processes, on the company’s ability to realize the anticipated benefits from the Celgene Acquisition; the impact of the company’s significant additional indebtedness that it incurred and its issuance of additional shares in connection with the Celgene Acquisition on its ability to operate the combined company; various risks related to public health outbreaks, epidemics and pandemics, including the impact of the COVID-19 pandemic on the company’s operations, the possibility of the COVID-19 pandemic delaying the timing of the FDA’s approval decisions and that the company cannot reasonably assess or predict at this time the full extent of the adverse effect that the COVID-19 pandemic will have on its business, financial condition, results of operations and cash flows; challenges inherent in new product development, including obtaining and maintaining regulatory approval; increasing pricing pressures from market access, pharmaceutical pricing controls and discounting and other restrictions in the United States, the European Union and other regions around the world (including changes in rules and practices of managed care organizations and institutional and governmental purchasers); the possibility of difficulties and delays in product introduction and commercialization; the company’s ability to obtain and protect market exclusivity rights and enforce patents and other intellectual property rights; the risk of certain novel approaches to disease treatment (such as CAR T therapy); industry competition from other manufacturers; the risk of an adverse patent litigation decision or settlement and exposure to other litigation and/or regulatory actions; the impact of any U.S. healthcare reform and legislation or regulatory action in the U.S. and markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access; changes in tax law and regulations; any decline in the company’s future royalty streams; the failure of the company’s suppliers, vendors, outsourcing partners, alliance partners and other third parties to meet their contractual, regulatory and other obligations; the company’s ability to execute its financial, strategic and operational plans; the company’s ability to identify potential strategic acquisitions, licensing opportunities or other beneficial transactions; the company’s ability to attract and retain key personnel; the company’s ability to effectively manage acquisitions, divestitures, alliances and other portfolio actions and to successfully realize the expected benefits of such actions; the company’s dependency on several key products; potential difficulties, delays and disruptions in manufacturing, distribution or sale of products, including without limitation, interruptions caused by damage to the company’s and the company’s suppliers’ manufacturing sites; regulatory decisions impacting labeling, manufacturing processes and/or other matters; the impact on the company’s competitive position from counterfeit or unregistered versions of its products or stolen products; the adverse impact of cyber-attacks on the company’s information systems or products, including unauthorized disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; political and financial instability of international economies and sovereign risk; interest rate and currency exchange rate fluctuations, credit and foreign exchange risk management; and issuance of new or revised accounting standards. In addition, the 2020 and 2021 financial guidance provided in this release relies on assumptions about the duration and severity of the COVID-19 pandemic, timing of the return to a more stable business environment, patient and physician behaviors, buying patterns, and clinical trial activities (together, the “Recovery Process”), among other things. If the actual Recovery Process differs materially from our assumptions, the impact of COVID-19 on our business could be worse than expected and our results may be negatively impacted. The 2020 and 2021 financial guidance also excludes the impact of any macro-economic effects that are not yet quantifiable. It is possible that macro-economic effects such as higher unemployment rates, changes to the healthcare industry, additional pricing pressures or government regulation, among other things, could have a material or significant negative effect on our business, results of operations, financial condition and/or cash flows.

Forward-looking statements in this earnings release should be evaluated together with the many risks and uncertainties that affect the company’s business and market, particularly those identified in the cautionary statement and risk factors discussion in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated by the company’s subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues(c)
	2020(b)	2019	% Change	2020(b)	2019	% Change
Prioritized Brands
Revlimid	$2,915	$—	N/A	$1,966	$—	N/A
Eliquis	2,641	1,925	37%	1,777	1,206	47%
Opdivo	1,766	1,801	(2)%	1,008	1,124	(10)%
Orencia	714	640	12%	500	449	11%
Pomalyst/Imnovid	713	—	N/A	489	—	N/A
Sprycel	521	459	14%	300	240	25%
Yervoy	396	384	3%	257	275	(7)%
Abraxane	300	—	N/A	205	—	N/A
Empliciti	97	83	17%	59	58	2%
Reblozyl	8	—	N/A	8	—	N/A
Inrebic	12	—	N/A	12	—	N/A

Established Brands
Baraclude	122	141	(13)%	3	7	(57)%
Vidaza	158	—	N/A	2	—	N/A
Other Brands(a)	418	487	(14)%	180	90	100%

Total	$10,781	$5,920	82%	$6,766	$3,449	96%

(a)
Includes Sustiva, Reyataz, Daklinza and all other BMS and Celgene products acquired as part of the Celgene acquisition that have lost exclusivity in major markets, over-the-counter brands and royalty revenue. Other Brands includes $122 million worldwide and $103 million U.S. revenues relating to Celgene products for the three months ended March 31, 2020.

(b)	Includes Celgene product revenues for the three months ended March 31, 2020.

(c)	Includes United States and Puerto Rico.

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended March 31,
	2020(c)	2019
Net product sales	$10,541	$5,713
Alliance and other revenues	240	207
Total Revenues	10,781	5,920

Cost of products sold(a)	3,662	1,824
Marketing, selling and administrative	1,606	1,006
Research and development	2,372	1,348
Amortization of acquired intangible assets	2,282	24
Other expense/(income), net	1,163	(261)
Total Expenses	11,085	3,941

(Loss)/Earnings Before Income Taxes	(304)	1,979
Provision for Income Taxes	462	264

Net (Loss)/Earnings	(766)	1,715
Noncontrolling Interest	9	5
Net (Loss)/Earnings Attributable to BMS	$(775)	$1,710

Weighted-Average Common Shares Outstanding:
Basic	2,258	1,634
Diluted	2,258	1,637

(Loss)/Earnings per Common Share:
Basic	$(0.34)	$1.05
Diluted	(0.34)	1.04

Other expense/(income), net
Interest expense(b)	$362	$45
Pension and postretirement	(4)	44
Royalties and licensing income	(410)	(308)
Divestiture gains	(16)	—
Acquisition expenses	—	165
Contingent consideration	556	—
Investment income	(61)	(56)
Integration expenses	174	22
Provision for restructuring	160	12
Equity investment losses/(gains)	339	(175)
Litigation and other settlements	32	1
Transition and other service fees	(61)	(2)
Reversion excise tax	76	—
Other	16	(9)
Other expense/(income), net	$1,163	$(261)

(a)	Excludes amortization of acquired intangible assets.

(b)	Includes amortization of purchase price adjustments to Celgene debt.

(c)	Includes Celgene results of operations for the three months ended March 31, 2020.

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019
(Unaudited, dollars in millions)

	Three Months Ended March 31,
	2020(b)	2019
Inventory purchase price accounting adjustments	$1,420	$—
Employee compensation charges	2	—
Site exit and other costs	16	12
Cost of products sold	1,438	12

Employee compensation charges	15	—
Site exit and other costs	6	1
Marketing, selling and administrative	21	1

License and asset acquisition charges	25	—
IPRD impairments	—	32
Inventory purchase price accounting adjustments	17	—
Employee compensation charges	18	—
Site exit and other costs	56	19
Research and development	116	51

Amortization of acquired intangible assets	2,282	—

Interest expense(a)	(41)	—
Pension and postretirement	—	49
Royalties and licensing income	(83)	—
Divestiture gains	(16)	—
Acquisition expenses	—	165
Contingent consideration	556	—
Integration expenses	174	22
Provision for restructuring	160	12
Equity investment losses/(gains)	339	(175)
Reversion excise tax	76	—
Other expense/(income), net	1,165	73

Increase to pretax income	5,022	137

Income taxes on items above	(291)	(43)

Increase to net earnings	$4,731	$94

(a)	Includes amortization of purchase price adjustments to Celgene debt.

(b)	Includes Celgene results of operations for the three months ended March 31, 2020.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS
FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended March 31, 2020
	GAAP(a)	Specified Items(a)(b)	Non- GAAP(a)
Gross Profit	$7,119	$1,438	$8,557
Marketing, selling and administrative	1,606	(21)	1,585
Research and development	2,372	(116)	2,256
Amortization of acquired intangible assets	2,282	(2,282)	—
Other expense/(income), net	1,163	(1,165)	(2)
(Loss)/Earnings Before Income Taxes	(304)	5,022	4,718
Provision for Income Taxes	462	291	753
Noncontrolling interest	9	—	9

Net (Loss)/Earnings Attributable to BMS used for Diluted EPS Calculation	$(775)	$4,731	$3,956

Weighted-Average Common Shares Outstanding - Diluted	2,258	2,298	2,298
Diluted (Loss)/Earnings Per Share	$(0.34)	$2.06	$1.72

Effective Tax Rate	(152.0)%	168.0%	16.0%

	Three Months Ended March 31, 2019
	GAAP	Specified Items(b)	Non- GAAP
Gross Profit	$4,096	$12	$4,108
Marketing, selling and administrative	1,006	(1)	1,005
Research and development	1,348	(51)	1,297
Amortization of acquired intangible assets	24	—	24
Other expense/(income), net	(261)	(73)	(334)
Earnings Before Income Taxes	1,979	137	2,116
Provision for Income Taxes	264	43	307
Noncontrolling interest	5	—	5

Net Earnings Attributable to BMS used for Diluted EPS Calculation	$1,710	$94	$1,804

Weighted-Average Common Shares Outstanding - Diluted	1,637	1,637	1,637
Diluted Earnings Per Share	$1.04	$0.06	$1.10

Effective Tax Rate	13.3%	1.2%	14.5%

(a)	Includes Celgene results of operations for the three months ended March 31, 2020.

(b)	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
NET DEBT CALCULATION
AS OF MARCH 31, 2020 AND DECEMBER 31, 2019
(Unaudited, dollars in millions)

	March 31, 2020	December 31, 2019
Cash and cash equivalents	$15,817	$12,346
Marketable debt securities - current	2,505	3,047
Marketable debt securities - non-current	651	767
Cash, cash equivalents and marketable debt securities	18,973	16,160
Short-term debt obligations	(3,862)	(3,346)
Long-term debt	(42,844)	(43,387)
Net debt position	$(27,733)	$(30,573)